                                                                     Exhibit 5.2

INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR                   DEPARTMENT OF TREASURY
1100 COMMERCE STREET
DALLAS, TX  75242
                                    Employer Identification Number:
                                         36-2659288
Date:  June 17, 1996                File Folder Number:
                                         360055277
JEFFERSON SMURFIT CORPORATION U.S.  Person to Contact:
8182 MARYLAND AVENUE                     THOMAS KASPER
ST. LOUIS, MO 63105                 Contact Telephone Number:
                                         (414) 798-8360
                                    Plan Name:
                                         HOURLY SAVINGS PLAN
                                    Plan Number:  063

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the signification of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on December 20, 1994.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401 (a) (4) -4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                    Sincerely yours,

                                    /S/ Bobby E. Scott

                                    Bobby E. Scott
                                    District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
 for Employee Benefit Plans